Exhibit 3(d)

                   CERTIFICATE OF INCREASE IN THE NUMBER OF SHARES IN THE
                          SERIES C CONVERTIBLE PREFERRED STOCK OF
                           NOISE CANCELLATION TECHNOLOGIES, INC.

      Noise  Cancellation  Technologies,   Inc.,  a  corporation  organized  and
existing under the General Corporation Law of the State of Delaware (herein called the "Corporation"),

      DOES HEREBY CERTIFY:

      That, pursuant to authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended, said Board of Directors, at a meeting duly held on November 14, 1997, adopted a resolution providing for an increase in the number of shares in the Corporation's Series C Convertible Preferred Stock from ten thousand (10,000) shares to thirteen thousand two hundred fifty (13,250) shares which resolution is as follows:

            RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of
      Article IV of the Restated Certificate of Incorporation of the Corporation, this Board of Directors hereby increases the number of shares in the Corporation's Series C Convertible Preferred Stock with par value of $0.10 per share (the "Preferred Stock") from ten thousand (10,000) shares to thirteen thousand two hundred fifty (13,250) shares of the ten million (10,000,000) authorized shares of Preferred Stock, which the Corporation now has authority to issue.

      IN WITNESS WHEREOF, said Noise Cancellation Technologies, Inc. has caused this Certificate to be signed by Michael J. Parrella, its President, and attested by John B.
Horton, its Secretary, the 14th day of November, 1997.

[Seal]                                    NOISE CANCELLATION TECHNOLOGIES, INC.

                                    By:   /s/ MICHAEL J. PARRELLA
                                          -----------------------
                                          President
ATTEST:

By:   /s/ JOHN B. HORTON
      ------------------
      Secretary